Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

YCS Group Holdings Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, par value $0.0001 per share	(1)	457(a)	3,450,000	$5.00	$17,250,000.00	0.0001531	$2,640.98

Total Offering Amounts:							$17,250,000.00		2,640.98
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$2,640.98

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Offering Note(s)

(1)	Includes 450,000 Class A ordinary shares that the underwriters have the option to purchase to cover any over-allotments. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act. The price of $5.00 per share represents the high end of the proposed offering price range.